Exhibit 99.1

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

CORPORATE PARTICIPANTS

Liz Sharp American Outdoor Brands Corporation - VP of IR

James Debney American Outdoor Brands Corporation - President & CEO

Jeff Buchanan American Outdoor Brands Corporation - CFO

CONFERENCE CALL PARTICIPANTS

Cai von Rumohr Cowen and Company - Analyst

Scott Stember C.L. King & Associates - Analyst

Greg Konrad Jefferies & Co. - Analyst

James Hardiman Wedbush Securities - Analyst

Steve Dyer Craig-Hallum - Analyst

Rommel Dionisio Wunderlich Securities - Analyst

Ronald Bookbinder Coker and Palmer Investment Securities - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the Q3 2017 American Outdoor Brands Corporation earnings conference call.

(Operator Instructions)

As a reminder, this conference call is being recorded. I would now like to conference over to Ms. Liz Sharp, Vice President of Investor Relations. Ma’am, you may begin.

Liz Sharp - American Outdoor Brands Corporation - VP of IR

Thank you, and good afternoon. Our comments today may contain predictions, estimates and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, believe and other similar expressions is intended to identify those forward-looking statements.

Forward-looking statements also include statements regarding revenue, earnings per share, non-GAAP earnings per share, fully diluted share count and tax rate for future periods, our product development, focus, objectives, strategies and vision, our strategic evolution and organizational development, our market share and market demand for our product, market and inventory conditions related to our products and in our industry in general, and growth opportunities and trends. Our forward-looking statements represent our current judgment about the future, and they are subject to various risks and uncertainties.

Risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings, including our forms 8-K, 10-K and 10-Q. You can find those documents, as well as a replay of this call, on our website at aob.com.

Today’s call contains time sensitive information that is accurate only as of this time, and we assume no obligation to update any forward-looking statements contained herein. Our actual results could differ materially from our statements today.

I have a few important items to note with regard to our comments on today’s call. First, we reference certain non-GAAP financial measures on this call.

Our non-GAAP results and guidance exclude intangible expenses related to acquisitions, acquisition-related deal expenses, corporate rebranding expenses, one-time insurance recoveries, debt extinguishment costs and the tax effect related all of those adjustments. The reconciliations of GAAP financial measures to non-GAAP

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

financial measures, whether or not they are discussed on today’s call, can be found in today’s 8-K filing as well as today’s earnings press release, which are posted to our website or will be discussed on this call. Also when we reference EPS, we are always referencing diluted EPS.

For detailed information on our results, please refer to our 10-Q for the quarter ended January 31, 2017. With that, I will turn the call over to James Debney President and CEO of American Outdoor Brands Corporation.

James Debney - American Outdoor Brands Corporation - President & CEO

Thank you, Liz. Good afternoon, and thanks everyone for joining us. With me on today’s call is Jeff our Chief Financial Officer. Later in the call Jeff will provide a recap of our financial performance, as well as our guidance for the fourth quarter and full year 2017.

Today we are pleased to report our fiscal third-quarter results which includes a strategic acquisition in rugged outdoor space, several important new product introductions, revenue growth that was on target and profitability that exceeded the high end of our guidance range. Consumer firearm at the beginning of the quarter was strong, but towards the end of the quarter began cool, leading us to lower our guidance for the balance of our fiscal year. This underscores the value of remaining focused on the inorganic components of our growth strategy, which is to continue growing and balancing our business across the shooting, hunting and rugged outdoor enthusiast markets.

Let me begin with some highlights from the third quarter. Total Company revenue of $233.5 million was in line with our guidance, reflecting growth of 10.8% versus the year-ago period. In our Firearms segment, revenue was supported by promotional programs, new product launches and a consumer preference for our strong M&P branded firearms.

Distributor inventory of our firearms increased by 54,000 units to a total of 243,000 units at the end of Q3. At this level, our weeks of sales in the channel were above our targeted eight-week threshold. This buildup coincides with the softening of the consumer firearms market.

Adjusted mixed background checks during our fiscal quarter as compared to a year ago declined 9.6%, while our firearms units shipped into the consumer channel for the same period declined by just 1.3%. This year-over-year mix decline in the quarter was not entirely unexpected, given the tragic news events in the prior year; however, what we did not anticipate was a 19% mix decline in handguns as compared to long guns which declined just 2.7%.

The decline in handguns related mix occurred mid to late quarter, 30% in December and 29% in January. These declines demonstrate a reversal of the recent trend of handgun mix outperforming long gun mix.

Given that handguns comprise approximately 80% of our firearms shipped in Q3, that change in consumer purchasing is impactful for us. Going forward we plan to exercise the flexible manufacturing model that has served us well the past periods of demand fluctuations.

That model is designed to help us align our production mix and inventory levels over time to better match end consumer demands. We will also focus on taking market share, utilizing our strong brand portfolio and our robust new product pipeline.

In our Outdoor Products and Accessories segment, we completed the acquisition of Ultimate Survival Technologies, Or UST, a provider of high quality survival and camping accessories, and our first business that gives us a foothold in the rugged outdoor space. UST fits perfectly in our Accessories division and was accretive to our non-GAAP earnings.

We believe the UST net distribution network will, over time, create incremental growth opportunities for our existing accessories product lines. As a result of our expanded strategic focus on the rugged outdoor market, net sales for our Outdoor Products and Accessories segment represented nearly 16% of our total sales in our third quarter compared to just under 8% for the same period a year ago. Over time we believe that building our Outdoor Products and Accessories businesses will continue to benefit our long-term revenue expansion and profitability.

We attended SHOT Show in January, our industry’s largest annual tradeshow where we displayed a strong lineup of new products across all of our businesses. Our Firearms new product rollout was headlined with the launch of our new full-size M&P 2.0 polymer pistol in the three most popular pistol calibers, 9-millimeter, 40 S&W and 45 auto.

Designed for both consumer and professional use, the M&P 2.0 pistol delivers an entirely new platform introducing innovative features in nearly every aspect of the pistol including the trigger, grip, frame and finish. We also launched a [ported] version of our M&P SHIELD in 45-caliber. All were externally well received. We

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

introduced over 200 new products and SKUs from our Outdoor Products and Accessories business, including a new Cold War magazine charger for pistols and three new products from our electro-optics group several new laser guard models.

In executing in our strategy we have grown from our one operating unit to multiple operating businesses that serve a large addressable market and represent more than 18 highly respected consumer brands. So on January 1 with overwhelming shareholder approval, we rebranded our holding Company as American Outdoor Brands Corporation.

Our Firearms business continues to operate as Smith & Wesson Corp, leveraging its legendary roots and customer loyalty in the firearms space. We believe our new holding Company name better represents our strategic direction, our increasingly broad range of product offerings and our plan to continue building on our portfolio’s strong American brands.

As part of this ongoing growth strategy we announced that we hired Brian Murphy to serve as President of our new Outdoor Recreational business. Brian joins us from Vista Outdoor, a provide of outdoor sports and recreation products.

In establishing this new business, Brian will focus on markets related to rugged outdoor pursuits such as camping, hiking, and fishing, all of which strongly resonate with many of our core firearms consumers and retailers. This focus is perfectly aligned with our vision at American Outdoor Brands to be the leading provider of quality products for shooting, hunting and rugged outdoor enthusiasts.

We plan to continue investing in our Company both inorganically and organically. As we consider inorganic opportunities, we will continue to carefully manage and leverage our balance sheet to make targeted acquisitions of reasonably sized businesses that fit within our strict criteria that include strong brands and products that serve the needs, wants desires of our core consumers, a market leadership position with plenty of runway for growth, a return on investment that exceed our hurdle rate balanced with an acceptable level of risk, and the opportunity to build upon our record of solid execution and long-term shareholder value creation.

That said, investing in organic growth is our first priority. We demonstrated this yesterday when we announced our intent to establish a distribution center in Boone County, Missouri. When complete it will serve as a central distribution facility for all of our American Outdoor Brands products, allowing us to more efficiently serve our existing customer base and harvest synergies from businesses we may acquire. We are still finalizing the incentives package and details of financing, various agreements and other due diligence.

Once those items are completed and we break ground, we expect it will take approximately 18 months to build the anticipated 500,000 square foot facility. The full multi-phase execution of this project will occur over several years. This investment will serve as well as we grow and diversify our business across the shooting, hunting and rugged outdoor markets.

We also invest in our organic growth through capital expenditures, much of which is dedicated to IT and new product development throughout our Company. Much of this investment is in our core Firearms business.

Despite the recent suffering in consumer firearm activity I outlined earlier, we maintain a very favorable long-term perspective on the firearms market. A newly released consumer analysis by the National Shooting Sports Foundation supports our belief and provides the following key insights.

First, personal and family protection remains the strongest motivator for consumers purchasing firearms. Second, target shooting is the most popular recreational activity among firearm owners.

And third, in the last 16 years the pool of firearms consumers continue to grow and diversify. Today 35% of firearm buyers are young and ethnically diverse, while 38% are female.

We believe these are positive long-term trends that are well-matched with our existing Firearm and Accessory products and our new product development plans. Our Firearms business has proven over time to be a tremendous generator of cash, which has allowed us to strategically invest in growth and diversify our Company into new markets.

With that, I’ll ask Jeff to provide more detail in the third-quarter financial results and provide our updated guidance.

Jeff Buchanan - American Outdoor Brands Corporation - CFO

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

Thanks, James. Revenue of $233.5 million for the quarter was up 10.8% over the prior year. Revenue from Firearms was $198.1 million. Revenue from Outdoor Products and Accessories was $39.4 million, and intercompany sales eliminations were $4 million, mostly related to Crimson Trace sales to our Firearms business.

Revenue in Outdoor Products and Accessories was more than double last year, due largely to our acquisitions of Taylor Brands and Crimson Trace and UST. Without those acquisitions, organic growth in Outdoor Products was 4.8%.

The gross margin for the quarter was 42.5% as compared with 41.1% in the prior year. Firearms’ gross margin was 41.3% and the Outdoor Products’ gross margin was 49.1%.

The increase in gross margins was driven by a higher fixed cost absorption, better purchase price variances and favorable inventory adjustments in Firearms, as well as higher standard product margins in Outdoor Products. These positive factors more than offset increased manufacturers’ spending and promotional costs. In looking at our non-GAAP operating expenses, we were $8.5 million higher this quarter than in the prior year, but that increase mostly relates to the SG&A expense of the three newly acquired businesses.

Our EPS for Q3 came in as $0.57, as compared with $0.56 in the prior year. Our non-GAAP EPS was $0.66 as compared with $0.59 last year. Adjusted EBITDA of $67.6 million in Q3 was $6.1 million higher than the prior year, and as a percentage of revenue was roughly the same as last year at about 29%. Majority of that increase relates to the newly acquired businesses.

Turning now to the balance sheet, operating cash flow in the quarter was $48.2 million and CapEx spending was $5.6 million, resulting in free cash flow of $40.1 million. In addition, during the quarter we spent $33 million on acquisitions and paid off the $25 million balance on our line of credit.

At the end of Q3 our cash balance was $54.3 million, our outstanding long-term debt was $170.6 million, leaving a net debt position of $116.3 million. We had no borrowings on our $350 million banking line of credit, which is expandable to $500 million.

Now turning to guidance, taking into account the softer retail environment, we are expecting net sales in Q4 of between $200 million and $220 million, GAAP EPS of between $0.26 and $0.36, and non-GAAP EPS of between $0.32 and $0.42. Because of our flexible manufacturing model we expect that this guidance will still meet our stated goals of having an EBITDA margin of at least 20% and a gross margin in the range of 37% to 41%.

For the full year we are revising our guidance and now expect net sales of between $874 million and $894 million, Gap EPS of between $2.01 and $2.11, and non-GAAP EPS of between $2.33 and $2.43. All of these estimates are based on our current fully diluted share count of 57.2 million shares, a tax rate for Q4 of 36% and a tax rate for the full year of 33%. Finally, I would note we have an unused $50 million stock buyback authorization, which is available to access for potential stock repurchases. James?

James Debney - American Outdoor Brands Corporation - President & CEO

Thanks, Jeff. With that, operator, please open up the call for questions from our analysts.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Cai von Rumohr, Cowen and Company.

Cai von Rumohr - Cowen and Company - Analyst

Thank you very much. Give us some color in terms of what you’re seeing in the channel? We’re hearing that the big boxes are having some trouble. Gander is having some troubles, some of the smaller dealers are having financial difficulties. What are you seeing and what do you think it means for you?

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

James Debney - American Outdoor Brands Corporation - President & CEO

Hi, Cai. We’re hearing some of the same things, I to be very honest. Some of it is just rumor. I’m not going to comment on any type of rumor.

Certainly what we’re seeing is foot traffic has slowed. It’s a softer period at retail. We saw the sequential drop in adjusted NICS checks from December to January. That’s following a very robust period running up to the Presidential election. We’ve been through this before.

We’ve navigated very, very well before. Our very flexible manufacturing model helps us do that. I really am talking about our outsource capacity there.

As you know, one of our primary goals is never to idle any of our assets internally so that we have an overhead absorption issue. With that said, I think a number of retailers did make some bets on a different outcome in the Presidential election. They called that wrong and I think that’s left somewhat of an inventory overhang over there, which when you combine that with my foot traffic comment of earlier I think inventory to bleed off, which it will over time.

Also February and March are generally, as you think about seasonality, and have to say I think we are seeing some normal seasonality in adjusted NICS checks now. As you look at February and March there’s generally an uptick as some of the consumer purchasing is spurred by people receiving their tax refunds. Firearms remain extremely popular, so we will be looking for the adjusted NICS result for February soon and seeing if that’s showing true.

As you look at another NICS-related metric as well, which is permit checks, they were very healthy. You saw an uptick for January. So it’s good.

Overall our belief in firearms is very much about the long term, as we’ve said before. We’re very confident about that. Research that I referenced earlier in the prepared remarks supports that as well.

That was by the National Shooting Sports Foundation. I encourage people to look at that research. It really is very good.

The main motivators remain personal protection. That’s good. It’s great to see that exciting change in the demographics of firearms consumers as well. All in all, yes, there’s definitely some headwinds out there in the channel as I’ve mentioned but we remain positive about the future.

Jeff Buchanan - American Outdoor Brands Corporation - CFO

I just want to add about Gander Mountain. There are news articles out there about a potential bankruptcy, so our guidance actually takes that into account.

It’s unknown whether that would actually occur, but if it does there is no risk to our Q4 guidance.

Cai von Rumohr - Cowen and Company - Analyst

Okay. You mentioned, and you did in the prior downturn, do a terrific job in managing with the flexible manufacturing. Maybe give us some color, your inventories are look a little bit higher. Where do you hope to get your inventories by year end and your distributors’ inventory?

Your CapEx was lower. I assume, yes, I think you were looking for $50 million before. What are your current thinking about CapEx?

Jeff Buchanan - American Outdoor Brands Corporation - CFO

Okay. Cai, I’ll take the internal inventories. James can talk about the external inventory.

On internal inventories, I would - I’d point out that it’s not really up that much. Most of the increase in this quarter is related to the acquisitions of BTI. It really was only up a couple million dollars.

We do say in the Q that as a result of the softness in the consumer market that we expect internal inventories to rise during Q4, although we don’t give a precise number. A full year on CapEx, we’re looking around $40 million.

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

Cai von Rumohr - Cowen and Company - Analyst

Got it. The last one. You expect your internal inventories to go up in the fourth quarter, that’s usually abnormal because summer is your slowest period, is that correct?

How come your inventories would go up in the fourth quarter? Is that year over year or is that sequentially?

Jeff Buchanan - American Outdoor Brands Corporation - CFO

No, that’s sequential. As James talked about and we mentioned, we have a flexible manufacturing model in which we can use outsourcing - or reduce outsourcing in order to match our production with the demand, but that is not an overnight switch.

It takes time to slow it down. I don’t think there’s going to be a huge inventory build, but I do think the inventories are going to rise as a result of that.

Cai von Rumohr - Cowen and Company - Analyst

And as a result of that -.

James Debney - American Outdoor Brands Corporation - President & CEO

Cai, it’ll be similar short-term impact to last time when we experienced a slow-down in consumer sales. But I also want to caution everybody, we only have one data point so far, that’s January and that’s why I say we’re eagerly awaiting NICS, adjusted NICS, result for February.

You are absolutely right. Normally you would expect inventories to come down in Q4. We do not believe that is going to be the case this time.

As Jeff said, we did increase inventories because of an acquisition of UST which is part of the BTI team. That was certainly an impact in Q3.

Cai von Rumohr - Cowen and Company - Analyst

Then you would look for cash flow in the final quarters should be near breakeven, or certainly de minimus?

Jeff Buchanan - American Outdoor Brands Corporation - CFO

Yes. If you run the numbers, taking a look at our D&A and stuff, you can get to a point that the cash flow is still positive.

Cai von Rumohr - Cowen and Company - Analyst

Great. Thank you very much.

James Debney - American Outdoor Brands Corporation - President & CEO

Thanks, Cai.

Operator

Scott Stember, C.L. King.

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

Scott Stember - C.L. King & Associates - Analyst

Good evening. Thanks for taking my call - my questions.

James Debney - American Outdoor Brands Corporation - President & CEO

Hi, Scott.

Scott Stember - C.L. King & Associates - Analyst

Maybe you can just talk about - you talked about obviously softer sales coming up with slower foot traffic. I’m trying to parse out what we’re expecting Firearms versus the Accessories business.

Can you maybe talk about which one gives you the most concern, or the one that not allow you to sleep at night? Just knowing what’s going on in the customer channel with bankruptcies and inventory consolidation, could you just talk about those two and parse it up? Thanks.

James Debney - American Outdoor Brands Corporation - President & CEO

Sure. I think the one that obviously causes us the most concern is the Firearms segment. It remains by far the biggest piece of business that we have and biggest generator of our revenues.

Of course given my comments on adjusted net, I would say that’s our biggest concern at the moment and we’re working hard, as I described, to understand the market and what’s happening. As you know, we are not scared of promotional activity. We’re very good at it.

I’ve said before we will be out promoting as necessary to match the market environment that we’re experiencing. So that’s one thing that we’re focused very intently on.

But at the same time a key part of our financial metrics is remaining in that range for gross margin of 37% to 41% and have an EBITDA margin that’s north of 20% as well. All I will say is we are well equipped to navigate that softer environment, but definitely that’s our bigger concern.

I think it’s encouraging that we grew the other segment organically in this type of market as well. I really don’t want that to go unnoticed.

Scott Stember - C.L. King & Associates - Analyst

And to that point maybe just talk about what you’re seeing on that side. Definitely impressive that you were able to grow in this environment when there are other publicly traded companies talking about significant declines there. Maybe you could flesh out what’s going on there - is it share gains or anything else that’s going on?

James Debney - American Outdoor Brands Corporation - President & CEO

I think ultimately the team’s doing a great job. Everybody should be aware that they also went through an SAP conversion as well. They had a pretty challenging time recently.

Yes, they’re doing an extremely good job with their distribution, most impressively of the new products. Those new products are gaining distribution, they’re extremely well received at SHOT Show. We are excited about that.

As we all know, the health of - the future health of any good consumer products company is around their new products introductions and managing that and balancing that with your existing strong product portfolio. I’m just very encouraged with that part of the business.

Scott Stember - C.L. King & Associates - Analyst

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

Great. Last question. Maybe from your perspective talk about why we seeing outsized strength in long guns versus handguns? Intuitively one would think with a lot of sporting rifles being sold during the last year or two that, that would fall off. Just maybe talk about from your perspective, from your business why you think that long guns are holding up still?

James Debney - American Outdoor Brands Corporation - President & CEO

I think it’s really interesting. I have to say that I don’t think we fully understand it ourselves yet. Certainly there seem to be a swing away from handguns, obviously, as demonstrated by adjusted NICS checks to more traditional long guns.

As we said, we did not anticipate that at all. That was a big surprise that led to us lowering guidance. But I don’t have enough intel yet, given that I think there’s inventory of long guns in the channel as well to really understand the consumer demand yet and the mix of that. I will say we’re working hard to do that.

Scott Stember - C.L. King & Associates - Analyst

Got it. That’s all I have. Thanks again.

James Debney - American Outdoor Brands Corporation - President & CEO

Thanks, Scott.

Operator

Greg Konrad, Jefferies.

Greg Konrad - Jefferies & Co. - Analyst

Good morning - or sorry, good afternoon. Questions in terms of the overall M&A environment, some of the challenges in the market. Have you seen any change to sellers’ expectations or multiples that you see in the market?

Jeff Buchanan - American Outdoor Brands Corporation - CFO

I’ll start with the technical question about the multiples. We passed on a lot more than we’ve acquired because we haven’t yet seen a lot of change in the purchasers - or excuse me, in the sellers’ desires with regards to a multiple. We’re very - as James mentioned, we’re very strict about meeting our hurdle rate, which is our WAC.

And of course the multiple that you pay is dependent upon, really, the profitability and the growth rate with risk factor added in. So far, or recently we haven’t been able to find acquisitions that meet all those. We continue to talk to a lot of people.

We have a new guy that is doing nothing but looking for businesses for his division. We are in the midst of talking to a lot people. We’re talk to everybody in the industry and I think there’s things out there that we’re going to find.

James Debney - American Outdoor Brands Corporation - President & CEO

I agree with Jeff that I think we’re - just to make a few comments. I think we’re extremely well positioned to understand all the opportunities out there and we’re also very targeted.

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

We’re reaching out to businesses, owners of businesses that may not be on the market currently but we think may have the potential to match our very strict criteria. On the start, as we think about these businesses, is do we believe that they would strongly resonate with some of our core firearms consumers? Really, we go from there to understand those business if the seller is at all interested in selling.

Greg Konrad - Jefferies & Co. - Analyst

Thanks. And then maybe some of the business that you acquired recently, Crimson Trace, UST, how is growth in those businesses versus prior to when you purchase them?

Jeff Buchanan - American Outdoor Brands Corporation - CFO

Well, we don’t breakdown past the segment. But just in general in the Accessories business we see good growth. We also see good synergies with a company like UST.

We’ve talked about it in the past that they were very strong with Walmart, as an example and BTI is very strong with Amazon and that they could each benefit from the sales personnel of each. With the synergies, I think we’re fairly optimistic about those divisions.

Crimson Trace is more firearm-related and therefore could have some of the same headwinds that the Firearms business has. But as the leading brand in that space, that’s where you want to be. James, you want to add to that?

James Debney - American Outdoor Brands Corporation - President & CEO

Yes. On Crimson Trace, as you know the platform for our electro-optics division, and we’ve broadened their outlook in terms of the different product categories and markets that they should be exploring simply by calling them the electro-optics division and giving them the objective to grow in that manner.

So we’re excited about that. There’s no doubt that there’s plenty of synergies there and, let’s say, collaborative efforts between the electro-optics division and the Firearms division.

Greg Konrad - Jefferies & Co. - Analyst

Thank you.

Operator

James Hardiman, Wedbush Securities.

James Hardiman - Wedbush Securities - Analyst

Hi. Good afternoon. Thanks for taking my call. I was hoping you could maybe walk us through the times since the election? It’s really hard to tease out how much of what we’ve seen in the industry is difficult comparisons versus something else, obviously a broader drop in demand.

Obviously you had the election. November numbers were actually pretty strong, we saw a drop-off in December, but it sounds like maybe that was largely as you would have expected and it more January that was really an outlier. Maybe talk about what you’ve seen and potentially in the context of what we’ve seen in terms of pricing.

It sounds like maybe prices dropped immediately after the election and maybe that stimulated some unit sales. But then maybe as time has proceeded we’ve had more issues beyond that.

James Debney - American Outdoor Brands Corporation - President & CEO

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

Yes James, I think it’s difficult to comment beyond what I’ve already said. You’re looking at obviously at the same adjusted NICS numbers I’m looking at, and as I said before, we’ve only got really the January data point. It just appears normal seasonality is in play.

We get a lot of feedback from our retailer customers that they’re seeing that softer foot traffic. Definitely there’s a lot of promotional activity out there. We’ve already said that there would be at times like this. We are very, very strongly positioned to participate, and we do exactly that.

We’ve got plans laid out to take us right the way through the slow summer period, as we always do. There’s not really much different there. We’ve always tried to be very consistent with our approach for that part of the business.

James Hardiman - Wedbush Securities - Analyst

But to be clear, it wasn’t until - obviously December was down a bunch, but it wasn’t until January that made you revisit how you were thinking about the rest of the year in your guidance?

James Debney - American Outdoor Brands Corporation - President & CEO

As I said in the prepared remarks, it really started in December when you look at the reduction in handguns NICS checks. Pretty much the same result in January. So, that was the was the big surprise to us, to be honest, because the recent trend had been for handgun adjusted NICS to outperform long gun but you’ve seen that basically flip-flop.

And as a predominantly handgun business in our Firearms segment, that’s impacted us and we built that all into our guidance going forward. That’s not to say we’re weak in long guns, we just have a much smaller part of the business in the Firearms segment.

James Hardiman - Wedbush Securities - Analyst

Got it. Then on the channel inventory comment, you said that it was little bit above your - well, you said it was above the eight-week threshold. Is there any way to size that, give us an order of magnitude how much ahead of that threshold you are. And ultimately, again, you’ve only got one data point and I get that.

How long should we expect it to take before that gets back in line? Should we expect that right-sizing to take up a significant chunk of FY18?

James Debney - American Outdoor Brands Corporation - President & CEO

Again, I don’t want to comment, make forward statements beyond what we’ve said in our guidance. Everything is built into our guidance. Obviously the inventory, we can clearly see in the channel is built into our guidance.

I know our guidance doesn’t go obviously beyond the end of our fiscal year. So we’ve got two months to go from this point onward. As you know, we take a keen interest in the level of inventory in the channel and we work with very hard not to let that inventory build up too much.

Obviously we are disappointed that it’s above the eight-week threshold, but it is what is and we’ve got to deal with it. Again, we’ve experienced that before and we’ve dealt with it very effectively.

We’ve got a lever, a very robust new product pipeline. Things like that will help us.

We’ve demonstrated that we can be very good in the Firearms segment at launching new products as well as in the Outdoor and Accessories segment as well. So there’s not much more I can say, James, at the moment.

James Hardiman - Wedbush Securities - Analyst

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

Well, maybe let me ask the question this way. Obviously you’ve had pretty good insight into where your channel inventories are. How does that, from what you are aware, compared to some of your competitors?

Obviously you guys have been pretty responsible in terms of being conservative with respect to the stance you take on inventory. Are you going to be fighting an even greater uphill battle as you think about other manufacturers that have maybe not been as responsible?

James Debney - American Outdoor Brands Corporation - President & CEO

There’s always that potential that if you’re not well represented in terms of inventory in the channels that you could lose market share as retailers open to [bite all] the tied up. We’ve also been thinking about that and made sure that we remain in good distribution, although we believe less then some of our major competitors.

There’s one public peer that you can go and look their inventory and understand their inventory at two-step distribution. I think that’s a good comp for you to do, not for us to comment on this call. I think it’s probably prudent for me to leave it there.

James Hardiman - Wedbush Securities - Analyst

Got it. Very helpful. Thanks.

James Debney - American Outdoor Brands Corporation - President & CEO

Thanks, James.

Operator

Steve Dyer, Craig-Hallum.

Steve Dyer - Craig-Hallum - Analyst

Thank you. Good afternoon.

James Debney - American Outdoor Brands Corporation - President & CEO

Hi, Steve.

Steve Dyer - Craig-Hallum - Analyst

There seems to be an assumption if not an understanding that firearm sales won’t be as good as 2016, and potentially are better than they were pre-2008 or pre-Sandy Hook, or before this most recent elongated surge. I guess I’ll give you a chance to weight in a little bit and let us know how you’re thinking about it.

Does it split the difference? What’s your early instincts say?

James Debney - American Outdoor Brands Corporation - President & CEO

Again, difficult to comment beyond what I’ve already said, Steve. We’re at that point in time that we’re closing on the end of a fiscal year and once report on the full fiscal year we’ll be giving our guidance for the next year. So everything is built into guidance.

Jeff Buchanan - American Outdoor Brands Corporation - CFO

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

I’ll just add that we believe, as James said in the script, we believe the long-term health of the Firearms business. We believe that there are be long-term growth in the Firearms business.

We’ve had these up-and-down cycles like before, which is one of the reasons why we’re expanding into other markets that aren’t quite as volatile. We’ve navigated those ups and downs, and we think that we’ll just be fine in the long run.

Steve Dyer - Craig-Hallum - Analyst

Okay. Then as you think about the channel on inventory and what you can and can’t control, I’m wondering if, for example, are you letting the channel cancel orders or would you take any different approach with the situation like a Gander Mountain where - are you still selling to them? Any different approach?

James Debney - American Outdoor Brands Corporation - President & CEO

We’re not going to comment on any one customer. On your point, your question about order cancellations, we’ve never said that customer cannot cancel their orders. That’s been one of the big ways that we’ve always run our order book in terms of how we thought about our backlog, because when you get periods where you are backlog is spiking we’re always hunting out what we think those fake orders and filtering them out.

So we prefer that customers cancel, to be honest, because it gives us a better read on what we should be doing in the future, short and medium.

Jeff Buchanan - American Outdoor Brands Corporation - CFO

Hi. Again I just want to emphasize that regardless of what happens with Gander, there’s no risk to our Q4, regardless of what happens, whether they file bankruptcy or they don’t.

Steve Dyer - Craig-Hallum - Analyst

Okay. That’s very helpful. Then as recently as FY15 you guys were a little bit below that targeted margin range. I’m guessing - or I’m wondering if you could maybe remind us going forward how much OpEx flexibility - I know you have some flexible manufacturing, but is there’s a certain level where that’s not an achievable margin goal anymore?

Jeff Buchanan - American Outdoor Brands Corporation - CFO

I would say that our Outdoor Products and Accessory business is running at 50% at gross margins. So that certainly help with the target, even if Firearms goes below that. This quarter we’ve got a couple, almost a couple of points additional on gross margin as a result of Outdoors, on products.

As that grows, the 37% to 41% ought to be even easier to maintain. We’ve been way ahead of the EBITDA margin most of the time. At this time we’re only giving guidance for in Q4, but we’re certainly not changing our goals that we have stated over and over again for the last couple of years of those targeted ranges.

Steve Dyer - Craig-Hallum - Analyst

Okay. That’s great, thank you. Then last question for me. How do you think about capital deployment? You mentioned you still have part of the buyback authorization remaining.

You have obviously a very dynamic end market. How should we think about where you’re looking at returns going forward?

Jeff Buchanan - American Outdoor Brands Corporation - CFO

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

Well, as James said, we always like to invest in ourselves first. Stock buyback is investing in ourselves. You can certainly compare on a pure return basis a purchase of your own stock versus acquisition.

Fortunately we have enough available capital right now that it doesn’t really have to be a either/or choice, we can do both. We have historically bought our stock when our P/E multiple was pretty low. It’s pretty low right now again.

Steve Dyer - Craig-Hallum - Analyst

Okay. Thank you very much.

James Debney - American Outdoor Brands Corporation - President & CEO

Thank you.

Operator

Rommel Dionisio, Wunderlich Securities.

Rommel Dionisio - Wunderlich Securities - Analyst

Thanks. Good afternoon. The question on the recent launch of the M&P 2.0. I realize it’s just been a couple of months since the SHOT Show, actually not even a couple of months.

I wonder if, James, if you could just discuss how that’s going to be marketplace initially, and perhaps also to what degree great you might be seeing some cannibalization? I know you’re hoping for some incremental sales. Maybe just chat about the initial reception to that product, both among distribution and consumers. Thanks.

James Debney - American Outdoor Brands Corporation - President & CEO

Sure, Rommel. 2.0 has been extremely well received at SHOT Show, well received by trade. We believe in our third quarter, well received by the consumer as well. So we actually excited about that.

Obviously it is significantly superior product to the first generation M&P. That gives us a new platform to start expanding the product family from again. So gives us a lot of runway for growth as we think about our new product pipeline and we look forward.

In terms of cannibalization, over time of course, you would expect 2.0 to become - and remember, this is currently really just a full-sized version of a polymer pistol. So we would expect that to take something away from the 1.0 over time, but at the moment they continue to coexist pretty successfully at different price points at retail.

Rommel Dionisio - Wunderlich Securities - Analyst

Great. Thanks very much, Jim.

James Debney - American Outdoor Brands Corporation - President & CEO

Thanks, Rommel.

Operator

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

Ronald Bookbinder, Coker and Palmer.

Ronald Bookbinder - Coker and Palmer Investment Securities - Analyst

Good afternoon.

James Debney - American Outdoor Brands Corporation - President & CEO

Hi, Ron.

Ronald Bookbinder - Coker and Palmer Investment Securities - Analyst

Hi. When we look at the inventory glut of several years ago, like three years ago this spring, how would you categorize this or compare the situation that the industry is in today compared to several years ago?

James Debney - American Outdoor Brands Corporation - President & CEO

I think it’s different in the respect that several years ago you were coming off what was, you can call it a surge environment where the consumers’ panic buying because of the fear of regulation and plus fear for their own personal safety. But over a short period, okay.

I think here as we look back over the last 12 months, we don’t really see what we would call a surge but we do see there was some robust periods of consumer purchasing of firearms. I think there was still a consumer out there that was making a thoughtful purchase for their firearm, a rational purchase, rather than as I said before, panic buying driven by two different types of fear.

As we come into the environment that we face now, I think that’s pretty similar to the post-surge environment that we saw the same. There’s a slowing in consumer purchasing and there’s inventory in the channel. We’ve got to let that the inventory corrected itself, to what degree we don’t really know.

As you know, we work very hard to navigate these softer environment and we keep an extremely close eye on our own inventory. But as Jeff says, we had a large amount of capacity and it takes time to intelligently dial that down should we need to dial it down. It the same when you need to dial it up as well.

As you know, we extremely flexible, can dial it up and down pretty quickly to match what consumer demand is. I think that’s where we are. Certainly we’re excited by the research that I mentioned earlier.

We all know that there’s many more owners of firearms then there ever was before. That demographics changing for the better. It’s good to see younger people interested in the shooting sports, more females than ever before.

The strongest trend still exists, which is for personal protection whether it’s self, family, friends. That exists very strongly and we’ve worked very hard to develop firearms that meet the needs, wants and desires of those consumers who want to protect themselves. So extremely well placed there, and we will continue to bear that in mind in the forefront of our minds as we build our new product plan.

Ronald Bookbinder - Coker and Palmer Investment Securities - Analyst

When it comes to being promotional versus maintaining market share, especially having just put out new products as you always do, how would you categorize your emphasis? Would you rather maintain that market share despite margins, or would you like to - would you be more promotional? How should we think about that?

James Debney - American Outdoor Brands Corporation - President & CEO

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

Really, I think it comes back to staying within our 37% to 41% gross margin target range. That’s very important to us, so as we consider promotional plans, for example, we’re doing a lot of modeling, financial modeling, very much like you do financial modeling on an acquisition. To that depth to understand the impact of the promotional activity, and generally there’s multiple promotions going on simultaneously as well so you’ve got an aggregate impact all together.

How is that going to impact our margins going forward? Really, really consider the unintended consequence of those operations as well. We do a lot of that work, we do a lot of modeling to really understand what it means and to stay within that.

As you know, we’re externally precious about market share. We monitor it monthly, we have a pretty robust process that we’ve run for number of years now and we think we understand our share to a pretty good level of detail.

That’s a key metric as for the success of the business going forward. I’d hate to lose market share, and we will react if we see that we’re losing market share. But always we have 37% to 41% gross margin right in front of us and we’re not going to compromise that.

Ronald Bookbinder - Coker and Palmer Investment Securities - Analyst

Okay. The manufacturing services division, how big is that? In this environment, would you have more of an emphasis or look to grow that? What kind of margins does manufacturing services provide?

James Debney - American Outdoor Brands Corporation - President & CEO

Yes, if you’re going outside of - because obviously their primary customer, and by for their biggest customer, is an internal one which is the Firearms division. If you’re looking, though, at their other piece of business that they have, their B2B business, that’s still pretty small.

It’s pretty diverse as well, I would say. We’ve never gone into the details, so I’m being a little cautious here. We know as it gets bigger that we’ll have to provide more detail on it, and that’s one of our objective is to grow that piece business.

So that we have more different technologies within our own control that may just exist in our supply chain at the moment, helps us mitigate supply chain risks. As you think about M&A activity around vertical integrations, that’s still a consideration and we clearly said that going forward.

Now, but there still remains, even though we could grow it inorganically outside of firearms, we can grow it organically as well. Our objective there, again, is let’s not have any spare capacity.

We want the best overhead absorption possible coming through our plant. We want to sell that capacity if it’s not being consumed by - internally by the Firearms division.

Ronald Bookbinder - Coker and Palmer Investment Securities - Analyst

I guess specifically I’m talking about if you were to get a contract in the aircraft industry or something like that, given the amount of money you’ve invested in your factory and with your precision tooling, what kind of margins is that revenue? Is that basically 100% gross margin or -.

James Debney - American Outdoor Brands Corporation - President & CEO

I’d like it to be, obviously. I think we all would.

I think, again, to be competitive you’re coming back to a similar range of 37% to 41%. I think those are feasible gross margins that you can achieve in that type of B2B business, whether it’s medical, aerospace, whatever it may be.

Now, if we were to get a decent contract, then very likely what could happen, and again I’m just speculating because we haven’t had this experience yet, but if we got an aerospace contract, yes, we could bring that in-house. We have the techs and technology. We could had service that contract.

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

If it meant we didn’t have enough capacity, well, we would likely then flex our outsourcing capacity, which is just dedicated to firearms manufacturing at the moment. That has a fairly limitless supply. It’s only capped constrained by the number of people that we can find that want to work for us that have the same C&C machine and technology.

We’ve got a lot of flexibility. And as we think about the manufacturing services division, and that type of business that we’re looking for, for manufacturing services, it’s never going to be huge but we want it to be extremely predictable and level, okay. So not prone to demand fluctuations.

Ronald Bookbinder - Coker and Palmer Investment Securities - Analyst

Okay. Thank you very much and good luck in the new quarter.

James Debney - American Outdoor Brands Corporation - President & CEO

Thanks, Ron.

Operator

Cai von Rumohr, Cowen and Company.

Cai von Rumohr - Cowen and Company - Analyst

Thank you very much for taking this. Inventory, you mentioned that you felt the channel was over the eight weeks of cover target. Can you give us some color in terms of how much it over?

James Debney - American Outdoor Brands Corporation - President & CEO

No, Cai, we cannot. We have never disclosed that level of detail. Again, like demand fluctuates, inventory fluctuations.

It’s not like a hard metric that if we bust through, we’re panicking. It’s that we’re looking at the inventory profile going forward over the medium to long term. Obviously we want to correct it and get back below the eight-week threshold. It really comes back to matching consumer demand with our capacity plus whatever inventory we would like to reduce, if that’s what situation we are in.

Cai von Rumohr - Cowen and Company - Analyst

Got it. You mentioned that you expect the inventory to be up in the fourth quarter over the third, which is very atypical. What kind of strategy as you go into next year, if you want to cut the inventory and presumably you will want to cut your own inventory as well as a channeling inventory, are you going to consider basically cutting production to get there? Or would you use discounting to continue to produce - but use discounting to move the goods through the channel?

James Debney - American Outdoor Brands Corporation - President & CEO

I think it’ll be a combination of the two. We don’t like the word discounting. I think promotional activities is a better way of describing it because it comes the whole depth and breath of activities that you can deploy there.

Yes, I think it’s a combination two. I want to emphasize that with our outsourcing, that’s the capacity on the outside that we would be reducing should we feel it necessary to do that. Then the capacity internally, okay, that we would reduce just be in our assembly part of the plant. The expensive assets that run 24/7, our objective there is that they are never, ever impacted

Jeff Buchanan - American Outdoor Brands Corporation - CFO

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

Cai, we have plenty of capital. So in looking at the promotional activity, as James mentioned before, we go through a detailed financial analysis assessing how everything impacts the income statement. That’s really the focus, not - there’s never anything in that analysis about how much inventory we have and we need to do a discount to move inventory. So it’s just - as I mentioned before, the only reason the inventory is going to build is just because it takes more than one day to right-size the outsourcing, and so that’s -.

Cai von Rumohr - Cowen and Company - Analyst

Right. Then there’s a follow-up on that. In terms of cash flow, in the cycle before you took over, James, one of the issues was that the inventory kind of got out of control and you ended up having a balance sheet issue.

What kind of priority do you put? Because if you put a priority on getting the inventory back to where it should be, in theory even if the earnings go down quite a bit next year, with a depreciation, one would think that the cash flow would continue to be relatively healthy. Is that an important priority for you?

Jeff Buchanan - American Outdoor Brands Corporation - CFO

Absolutely. Absolutely. The whole strategy of the Company is that Firearms through its ups and downs is a great producer of cash, always has been. There may be a quarter or two here where there is a hiccup, but year after year it produces a lot of cash.

We take that cash and we’re investing in Outdoor Products and Accessories. So cash flow is extremely important, extremely important to the Company. We’re confident about our cash flow in the future.

Cai von Rumohr - Cowen and Company - Analyst

Thank you very much.

James Debney - American Outdoor Brands Corporation - President & CEO

Thanks, Cai

Operator

I would now like to turn the call back to Mr. James Debney for any further remarks.

James Debney - American Outdoor Brands Corporation - President & CEO

Thank you, operator. I want to thank everyone across the American Outdoor Brand’s team for delivering another excellent quarter.

Please note that we will be attending the Roth Conference on March 14 in Orange County, California as well as the Morgan Stanley Conference March 29 in New York. We hope to see some of you at these events. Thank you again for joining us, and we look forward to speaking with you next quarter.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This concludes today’s program. You may all disconnect. Everyone have a great day.

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MARCH 02, 2017 / 10:00PM GMT, SWHC - Q3 2017 American Outdoor Brands Corp Earnings Call

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